Exhibit 99.1

INVESTOR CONTACT: Wendy Wilson Investor Relations +1 281-974-0155
Orion Engineered Carbons S.A. Announces
Second Quarter Financial Results

Houston, TX - August 4, 2020 - Orion Engineered Carbons S.A. (NYSE: OEC), a global supplier of specialty and high-performance carbon black, today announced financial results for the second quarter ended June 30, 2020.
Second Quarter 2020 Highlights
•Continued focus on protecting employees, maintaining agile production and managing costs
•Generated $85.7 million of operating cash flow despite sharply lower volumes and profitability, reflecting a $77.3 million working capital reduction, providing a countercyclical, stabilizing impact on results
•Established $45 million in additional ancillary credit lines under revolving credit facility, contributing to a $86 million sequential increase in liquidity accessible at any net leverage level to $333 million
•Net sales of $202.6 million compared to $399.0 million in the second quarter of 2019 reflecting the COVID-19 induced global economic downturn
•Net loss of $17.8 million and basic EPS of $(0.30) compared to net income of $24.7 million and $0.41 in the second quarter of 2019
•Adjusted EBITDA1 of $15.2 million compared to $71.5 million in the second quarter of 2019
•Adjusted Net Loss1 of $8.6 million and Adjusted EPS1 of $(0.14) compared to Adjusted Net Income of $31.7 million and Adjusted EPS of $0.53 in the second quarter of 2019
•Net leverage ratio of 2.97x LTM Adjusted EBITDA compared to 2.28x at year-end 2019
1 See below for a reconciliation of non-GAAP financial measures to the most directly comparable U.S. GAAP measures
“Against the backdrop of the pandemic, the Orion team did an excellent job in working safely, supporting the communities we serve, cutting costs, maintaining operational agility and further enhancing liquidity. As a result, we are well positioned for the eventual recovery in our end markets, which was evident in our Rubber markets throughout the quarter and continued into July, while most Specialty end markets remained largely subdued during the quarter with a significant step-up in July. Our people have done a tremendous job working through this unusual period and most importantly operating our facilities safely with no employee-to-employee contagion, and with great agility in the face of rapidly shifting demand. In addition, our teams continued to support the communities where we operate by donating their time and equipment to those who are working on the front lines during the global pandemic. I want to thank them for their continued focus and dedication,” said Corning Painter, Chief Executive Officer.

Mr. Painter continued, “Our reported results reflected the effects of a 42 percent reduction in volumes caused by the abrupt reduction in global mobility induced by COVID-19, with Adjusted EBITDA of $15.2 million. We continue to focus on safety, building agility to serve our customers, reducing costs, and emerging stronger from this. We believe the long-range outlook for underlying carbon black demand remains strong and unchanged, but in the short run, we may benefit from a tailwind if driving continues to grow as a preferred mode of transportation during this period of stringent physical distancing. Indeed, miles driven, proved to be a leading indicator of the nascent recovery of recent months."

Second Quarter 2020 Overview

ORION ENGINEERED CARBONS
(In millions, except per share data or stated otherwise)	Q2 2020	Q2 2019	Y/Y Change in %
Volume (kmt)	156.9	270.5	(42.0)%
Net sales	202.6	399.0	(49.2)%
Income/(loss) from operations (EBIT)	(12.9)	41.5	(131.1)%
Net income/(loss)	(17.8)	24.7	(171.8)%
Contribution Margin	74.3	143.4	(48.2)%
Contribution Margin per metric ton	473.6	530.3	(10.7)%
Adjusted EBITDA	15.2	71.5	(78.7)%
Basic EPS (1)	(0.30)	0.41	(0.71)
Adjusted EPS (2)	(0.14)	0.53	(0.67)
Notes:
(1)Basic EPS calculated using net income/(loss) and weighted number of shares outstanding in the respective quarter.
(2)Adjusted EPS calculated using net income/(loss) for the respective quarter adjusted for acquisition related expenses, restructuring expenses, consulting fees related to group strategy, certain other items (such as amortization expenses related to intangible assets acquired from our predecessor and foreign currency revaluation impacts) and assumed taxes and weighted number of shares outstanding in the respective quarter.

Volumes declined by 42.0%, or 113.5 kmt, to 156.9 kmt, year over year, with lower demand in both segments and in all regions, due to the effects of COVID-19 on the overall global economy.

Net sales decreased by $196.4 million, or 49.2%, year over year, to $202.6 million, driven primarily by lower volumes and, to a lesser extent, the effects of passing on lower feedstock costs to customers.

Loss from operations was $12.9 million compared to income from operations of $41.5 million in the second quarter of 2019, due to the effects of COVID-19 on the overall global economy and carbon black demand.

Lower volume drove a net loss of $17.8 million, compared to net income of $24.7 million in the second quarter of the prior year.

Contribution Margin declined by $69.1 million, or 48.2%, to $74.3 million, year over year, primarily driven by lower volumes, partially offset by favorable base price increases in the Rubber segment, in particular.

Adjusted EBITDA decreased by $56.3 million, or 78.7% to $15.2 million, year over year, primarily due to lower volume, partially offset by lower fixed costs and base price increases in the Rubber segment, in particular.

Quarterly Business Segment Results

SPECIALTY CARBON BLACK
(In millions, unless stated otherwise)	Q2 2020	Q2 2019	Y/Y Change in %
Volume (kmt)	49.5	69.9	(29.2)%
Net sales	94.4	139.3	(32.2)%
Gross profit	24.2	44.4	(45.5)%
Gross Profit per Metric Ton	489.4	635.7	(23.0)%
Adjusted EBITDA	16.5	31.0	(46.9)%
Adjusted EBITDA/metric ton	333.1	444.2	(25.0)%
Adjusted EBITDA Margin (%)	17.5	22.3	(480)bps

Specialty Carbon Black volumes decreased by 29.2%, year over year, to 49.5 kmt. All regions were down.

Lower volumes drove net sales lower by $44.9 million, or 32.2%, to $94.4 million, and gross profit lower by $20.2 million, or 45.5% to $24.2 million, year over year.
Specialty Adjusted EBITDA decreased by $14.6 million, or 46.9%, to $16.5 million, year over year, primarily due to lower volumes, partially offset by mix. Adjusted EBITDA margin fell 480 basis points to 17.5% compared to 22.3% in the second quarter of 2019.

RUBBER CARBON BLACK
(In millions, unless stated otherwise)	Q2 2020	Q2 2019	Y/Y Change in %
Volume (kmt)	107.5	200.6	(46.4)%
Net sales	108.3	259.7	(58.3)%
Gross profit	9.7	59.6	(83.7)%
Gross Profit per Metric Ton	90.7	297.3	(69.5)%
Adjusted EBITDA	(1.2)	40.5	(103.0)%
Adjusted EBITDA/metric ton	(11.5)	201.9	(105.7)%
Adjusted EBITDA Margin (%)	(1.1)	15.6	(1670)bps

Rubber Carbon Black volumes decreased by 93.1 kmt, or 46.4%, year over year. All regions were down. Volumes were down primarily due to COVID-19, but also reflect our commercial strategy as part of 2019 contract negotiations to emphasize raising price over volume.
Net sales decreased by $151.5 million, or 58.3%, to $108.3 million, year over year, primarily due to lower volumes and, to a much lesser extent, the pass through of lower feedstock costs to customers, partially offset by base price increases.

Gross profit decreased by $49.9 million, or 83.7%, to $9.7 million, year over year, driven by lower volumes, partially offset by base price increases.

Rubber Adjusted EBITDA decreased by $41.7 million, or 103.0%, to $(1.2) million, year over year, primarily driven by lower volume and the unfavorable impact on margins of lower feedstock costs, partially offset by lower freight costs and fixed costs. Adjusted EBITDA margin was (1.1)% in the second quarter of 2020 compared to 15.6% in the second quarter of 2019.

Balance Sheet and Cash Flows
As of June 30, 2020, the Company had cash and cash equivalents of $143.4 million, an increase of $79.6 million from December 31, 2019, reflecting a combination of strategic draws on select credit facilities to bolster liquidity and cash flows from operations, partially offset by capital expenditures. Net debt increased from $609.1 million as of December 31, 2019 to $624.8 million as of June 30, 2020.
The following table shows our current net debt position as of June 30, 2020 compared to December 31, 2019:

(In millions)	June 30, 2020	December 31, 2019

Term loans	$629.8	$635.0
Capitalized transaction costs (long-term)	(4.0)	(4.7)
Long-term financial debt, net	$625.8	$630.3
Term loans (current)	$8.0	$8.1
Capitalized transaction costs (current)	(1.4)	(1.4)
Short term local bank loans	130.3	29.8
Short-term financial debt, net	$137.0	$36.4
Cash and cash equivalents	$(143.4)	$(63.7)
add-back capitalized transaction costs (long-term and current)	$5.4	$6.1
Net Debt 1)	$624.8	$609.1
1) Long-term financial debt, net plus short-term financial debt, net less cash and cash equivalents and add back of capitalized transaction costs. Capitalized transaction costs as well as non-current debt from financial derivatives and other non-current liabilities are disregarded in computing net indebtedness under our lending agreements.

Cash Flow
Cash inflows from operating activities amounted to $85.7 million, up $37.8 million year over year, due to a decrease of net working capital of $77.3 million, primarily driven by lower accounts receivables and inventory, offsetting the decrease in net income.
Cash outflows from investing activities were $38.5 million, essentially unchanged year over year.
Cash outflows from financing activities of $12.8 million reflect a combination of voluntary repayments under select credit lines and $2.0 million in scheduled debt repayments, down $4.3 million, mainly due to suspended dividend.
Outlook
Mr. Painter continued, “We cannot predict the ultimate course of COVID-19 or the ensuing pace and shape of the recovery in our end markets. However, we can see that current trends, such as the recovery in driving rates and auto sales from historic lows early in the second quarter, are very positive for us. As economies gradually reopen, we expect demand to continue to recover across our specialty and rubber carbon black end markets."

"We have successfully navigated through the first phase of this downturn and remain confident in our ability to deliver meaningful results for our customers, our employees, the communities where we operate and the shareholders whom we serve,” concluded Mr. Painter.

Conference Call
As previously announced, Orion will hold a conference call tomorrow, Wednesday, August 5th, 2020, at 8:30 a.m. (EDT). The dial-in details for the live conference call are as follow:

U.S. Toll Free:	1-877-407-4018
International:	1-201-689-8471
A replay of the conference call may be accessed by phone at the following numbers through August 12th, 2020:

U.S. Toll Free:	1-844-512-2921
International:	1-412-317-6671
Conference ID:	13705708
Additionally, an archived webcast of the conference call will be available on the Investor Relations section of the Company’s website at: www.orioncarbons.com.
To learn more about Orion, visit the Company’s website at www.orioncarbons.com, where we regularly post information including notification of events, news, financial performance, investor presentations and webcasts, non-GAAP reconciliations, SEC filings and other information regarding our company, its businesses and the markets it serves.
About Orion Engineered Carbons
Orion is a worldwide supplier of carbon black. We produce a broad range of carbon blacks that include high-performance specialty gas blacks, acetylene blacks, furnace blacks, lamp blacks, thermal blacks and other carbon blacks that tint, colorize and enhance the performance of polymers, plastics, paints and coatings, inks and toners, textile fibers, adhesives and sealants, tires, and mechanical rubber goods such as automotive belts and hoses. Orion operates 14 global production sites and has approximately 1,425 employees worldwide. For more information, please visit our website www.orioncarbons.com.
Forward Looking Statements
This document contains and refers to certain forward-looking statements with respect to our financial condition, results of operations and business, including those in the “Outlook” and “Quarterly Business Segment Results” sections above. These statements constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are statements of future expectations that are based on management’s current expectations and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in these statements. Forward-looking statements include, among others, statements concerning the potential exposure to market risks, statements expressing management’s expectations, beliefs, estimates, forecasts, projections and assumptions and statements that are not limited to statements of historical or present facts or conditions. You should not place undue reliance on forward looking statements. Forward-looking statements are typically identified by words such as “anticipate,” "assume," “assure,” “believe,” “confident,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “objectives,” “outlook,” “probably,” “project,” “will,” “seek,” “target” “to be,” and other words of similar meaning.

These forward-looking statements include, without limitation, statements about the following matters: • our strategies for (i) mitigating the impacts of the global outbreak of the coronavirus, (ii) strengthening our position in specialty carbon blacks and rubber carbon blacks, (iii) increasing our rubber carbon black margins and (iv) strengthening the competitiveness of our operations; • the ability to pay dividends at historical dividend levels or at all; • cash flow projections; • the installation of pollution control technology in our U.S. manufacturing facilities pursuant to the EPA consent decree; • the outcome of any in-progress, pending or possible litigation or regulatory proceedings; and • our expectation that the markets we serve will continue to grow.

All these forward-looking statements are based on estimates and assumptions that, although believed to be reasonable, are inherently uncertain. Therefore, undue reliance should not be placed upon any forward-looking statements. There are important factors that could cause actual results to differ materially from those contemplated by such forward-looking statements. These factors include, among others: • the effects of the COVID-19 pandemic on our business and results of operations; • negative or uncertain worldwide economic conditions;• volatility and cyclicality in the industries in which we operate; • operational risks inherent in chemicals manufacturing, including disruptions as a result of severe weather conditions and natural disasters; • our dependence on major customers and suppliers; • our ability to compete in the industries and markets in which we operate; • our ability to address changes in the nature of future transportation and mobility concepts which may impact our customers and our business; • our ability to develop new products and technologies successfully and the availability of substitutes for our products; • our ability to implement our business strategies; • volatility in the costs and availability of raw materials (including but not limited to any and all effects from restrictions imposed by the MARPOL convention and respective International Maritime Organization (IMO) regulations in particular to reduce sulfur oxides (SOx) emissions from ships) and energy; • our ability to respond to changes in feedstock prices and quality; • our ability to realize benefits from investments, joint ventures, acquisitions or alliances; • our ability to realize benefits from planned plant capacity expansions and site development projects and the potential delays to such expansions and projects; • information technology systems failures, network disruptions and breaches of data security; • our relationships with our workforce, including negotiations with labor unions, strikes and work stoppages; • our ability to recruit or retain key management and personnel; • our exposure to political or country risks inherent in doing business in some countries; • geopolitical events in the European Union, and in particular the ultimate future relations between the European Union and the United Kingdom resulting from the “Brexit” which may impact the Euro; • environmental, health and safety regulations, including nanomaterial and greenhouse gas emissions regulations, and the related costs of maintaining compliance and addressing liabilities; • possible future investigations and enforcement actions by governmental or supranational agencies; • our operations as a company in the chemical sector, including the related risks of leaks, fires and toxic releases; • market and regulatory changes that may affect our ability to sell or otherwise benefit from co-generated energy; • litigation or legal proceedings, including product liability and environmental claims; • our ability to protect our intellectual property rights and know-how; • our ability to generate the funds required to service our debt and finance our operations; • fluctuations in foreign currency exchange and interest rates; • the availability and efficiency of hedging; • changes in international and local economic conditions, including with regard to the Euro, dislocations in credit and capital markets and inflation or deflation; • potential impairments or write-offs of certain assets; • required increases in our pension fund contributions; • the adequacy of our insurance coverage; • changes in our jurisdictional earnings mix or in the tax laws or accepted interpretations of tax laws in those jurisdictions; • our indemnities to and from Evonik; • challenges to our decisions and assumptions in assessing and complying with our tax obligations; and • potential difficulty in obtaining or enforcing judgments or bringing actions against us in the United States.

You should not place undue reliance on forward-looking statements. We present certain financial measures that are not prepared in accordance with U.S. GAAP or the accounting standards of any other jurisdiction and may not be comparable to other similarly titled measures of other companies. These non-U.S. GAAP measures are Contribution Margin, Contribution Margin per Metric Ton, Adjusted EBITDA, Adjusted EPS, Net Working Capital and Capital Expenditures. Adjusted EBITDA, Adjusted EPS, Contribution Margins and Net Working Capital are not measures of performance under U.S. GAAP and should not be considered in isolation or construed as substitutes for net sales, consolidated profit (loss) for the period, operating result (EBIT), gross profit or other U.S. GAAP measures as an indicator of our operations in accordance with U.S. GAAP. For a reconciliation of these non-U.S. GAAP financial measures to the most directly comparable U.S. GAAP measures, see Appendix.

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include those factors detailed under the captions “Note Regarding Forward-Looking Statements” and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 and in Note R. to our audited consolidated financial statements regarding contingent liabilities, including litigation. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement - including those in the “2020 Outlook” and “Quarterly Business Segment Results” sections above - as a result of new information, future events or other information, other than as required by applicable law.

Reconciliation of Non-GAAP Financial Measures
In this release we refer to Adjusted EBITDA, Contribution Margin, Adjusted Net Income/(Loss) and Adjusted EPS, which are financial measures that have not been prepared in accordance with U.S. GAAP or the accounting standards of any other jurisdiction and may not be comparable to other similarly titled measures of other companies. We refer to these measures as “non-GAAP” financial measures. Adjusted EBITDA is defined as operating result (EBIT) before depreciation and amortization, adjusted for acquisition related expenses, restructuring expenses, consulting fees related to group strategy, share of profit or loss of joint venture and certain other items. Adjusted EBITDA is used by our management to evaluate our operating performance and make decisions regarding allocation of capital because it excludes the effects of certain items that have less bearing on the performance of our underlying core business. Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our financial results as reported under U.S. GAAP. Some of these limitations are: (a) although Adjusted EBITDA excludes the impact of depreciation and amortization, the assets being depreciated and amortized may have to be replaced in the future and thus the cost of replacing assets or acquiring new assets, which will affect our operating results over time, is not reflected; (b) Adjusted EBITDA does not reflect interest or certain other costs that we will continue to incur over time and will adversely affect our profit or loss, which is the ultimate measure of our financial performance and (c) other companies, including companies in our industry, may calculate Adjusted EBITDA or similarly titled measures differently. Because of these and other limitations, you should consider Adjusted EBITDA alongside our other U.S. GAAP-based financial performance measures, such as consolidated profit or loss for the period.
Contribution Margin is calculated by subtracting variable costs (such as raw materials, packaging, utilities and distribution costs) from our net sales. We believe that Contribution Margin and Contribution Margin per Metric Ton are useful because we see these measures as indicating the portion of net sales that is not consumed by such variable costs and therefore contributes to the coverage of all other costs and profits.
Adjusted Net Income/(Loss) is defined as profit or loss for the period adjusted for acquisition related expenses, restructuring expenses, consulting fees related to group strategy, certain other items (such as amortization expenses related to intangible assets acquired from our predecessor and foreign currency revaluation impacts) and assumed taxes and Adjusted EPS is defined as Adjusted Net Income divided by the weighted number of shares outstanding. Adjusted Net Income/(Loss) and Adjusted EPS provide guidance with respect to our underlying business performance without regard to the effects of (a) foreign currency fluctuations, (b) the amortization of intangible assets which other companies may record as goodwill having an indefinite lifetime and thus no amortization and (c) our start-up and initial public offering costs. Other companies may use a similarly titled financial measure that is calculated differently from the way we calculate Adjusted Net Income/(Loss) and Adjusted EPS.
We define Net Working Capital as the total of inventories and current trade receivables, less trade payables. Net Working Capital is as well a non-GAAP financial measure, and other companies may use a similarly titled financial measure that is calculated differently from the way we calculate Net Working Capital.
We have not provided a reconciliation of forward-looking Adjusted EBITDA to the most comparable GAAP measure of net income. Providing net income guidance is potentially misleading and not practical given the difficulty of projecting event-driven transactions and other non-core operating items that are included in net income. Reconciliations of this non-GAAP measure with the most comparable GAAP measure for historic periods are indicative of the reconciliation that will be presented upon completion of the periods covered by the non-GAAP guidance.

The following tables present a reconciliation of each of Adjusted EBITDA and Adjusted EPS to the most directly comparable GAAP measure:

Reconciliation of profit or (loss)	Second Quarter		Six Months
(In thousands)	2020	2019	2020	2019

Net income/(loss)	$(17,780)	$24,748	$253	$43,702
Add back income tax expense/(benefit)	(5,879)	9,309	1,756	18,748
Add back equity in earnings of affiliated companies, net of tax	(151)	(153)	(285)	(290)
Income/(loss) from operations before income taxes and equity in earnings of affiliated companies	(23,810)	33,904	1,724	62,160
Add back interest and other financial expense, net	8,277	7,566	17,888	14,009
Reclassification of actuarial losses from AOCI	2,654	—	5,052	—
Earnings/(loss) before income taxes and finance income/costs	(12,879)	41,470	24,664	76,169
Add back depreciation, amortization and impairment of intangible assets and property, plant and equipment	21,876	25,404	45,722	49,499
EBITDA	8,998	66,874	70,386	125,668
Equity in earnings of affiliated companies, net of tax	151	153	285	290
Restructuring expenses/(income) (1)	—	1,034	—	1,123
Consulting fees related to Company strategy (2)	—	589	—	1,505
Long term incentive plan	1,199	1,559	60	5,112
EPA-related expenses	977	690	3,566	1,408
Extraordinary expense items related to COVID-19 (3)	2,725	—	2,725	—
Other adjustments (4)	1,188	629	2,061	989
Adjusted EBITDA	$15,238	$71,528	$79,082	$136,095
(1) Restructuring expenses for the three and six months ended June 30, 2019 are related to our strategic realignment of our worldwide Rubber footprint.
(2) Consulting fees related to the Orion strategy include external consulting for establishing and executing Company strategies relating to Rubber footprint realignment, conversion to U.S. dollar and U.S. GAAP, as well as costs relating to our assessment of feasibility for inclusion in certain U.S. indices.
 (3) Extraordinary expense items related to COVID-19 are costs incurred to address impacts associated with the global corona virus pandemic. These items include select production costs, expenses related to providing personal protection equipment and costs related to protective measures carried out at our facilities to ensure the safety of our employees, among other expenditures.
(4) Other adjustments in the three and six months ended June 30, 2020 mainly relate to legal fees associated with a dispute concerning intellectual property of $0.6 million and $0.8 million, respectively, and a non-income tax expense incurred during the construction phase of an asset in an amount of $0.5 million and $0.8 million, respectively. The asset under construction is expected to qualify for certain non-income tax credits once operational, since such credits were applied to the predecessor machine. This tax disadvantage cannot be capitalized as part of the project’s capital expenditure.

The following table reconciles Contribution Margin and Contribution Margin per Metric Ton to gross profit:

	Second Quarter		Six Months
(In millions, unless otherwise indicated)	2020	2019	2020	2019

Net sales(1)	$202.6	$399.0	$538.7	$783.7
Variable costs(2)	(128.3)	(255.6)	(332.5)	(504.0)
Contribution Margin	74.3	143.4	206.2	279.7
Freight	11.6	20.2	30.8	41.4
Fixed Costs(3)	(52.0)	(59.6)	(112.8)	(119.1)
Gross profit (1)	$33.9	$104.0	$124.1	$202.0
Volume (in kmt)	156.9	270.5	392.0	533.3
Contribution Margin per Metric Ton	$473.6	$530.3	$525.9	$524.6
Gross Profit per Metric Ton	$216.3	$384.7	$316.6	$378.8
(1) Separate line item in Condensed Consolidated Financial Statements.
(2) Includes costs such as raw materials, packaging, utilities and distribution.
(3) Includes costs such as depreciation, amortization and impairment of intangible assets and property, plant and equipment, personnel and other production related costs.

Adjusted EPS	Second Quarter		Six Months
(In thousands, except per share amounts)	2020	2019	2020	2019

Net income/(loss)	$(17,780)	$24,748	$253	$43,702
add back long term incentive plan expenses	1,199	1,559	60	5,112
add back restructuring expenses, net	—	1,034	—	1,123
add back consulting fees related to Company strategy	—	589	—	1,505
add back EPA-related expenses	977	690	3,566	1,408
add back extraordinary expense items related COVID-19	2,725	—	2,725	—
add back other adjustment items	1,188	629	2,061	989
Reclassification of actuarial losses from AOCI	2,654	—	5,052	—
add back amortization	1,843	2,435	3,688	4,883
add back foreign exchange rate impacts	2,099	2,273	7,308	834
add back amortization of transaction costs	500	759	1,001	1,100
Tax effect on add back items at estimated tax rate	(3,955)	(2,990)	(7,638)	(5,086)
Adjusted Net Income/(Loss)	$(8,551)	$31,726	$18,076	$55,570

Total add back items	$9,229	$6,978	$17,823	$11,868
Impact add back items per share	$0.16	$0.12	$0.30	$0.20
Earnings per share (basic)	$(0.30)	$0.41	$—	$0.73
Adjusted EPS	$(0.14)	$0.53	$0.30	$0.93

Consolidated statements of operations of Orion Engineered Carbons S.A.
for the three and six months ended June 30, 2020 and 2019 (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share amounts)	2020	2019	2020	2019

Net sales	$202,648	$399,016	$538,655	$783,730
Cost of sales	168,704	294,978	414,518	581,723
Gross profit	33,944	104,038	124,137	202,007
Selling, general and administrative expenses	38,547	52,117	83,066	107,694
Research and development costs	4,449	4,914	9,405	10,043
Other expenses, net	3,826	4,503	7,002	6,978
Restructuring expenses	—	1,034	—	1,123
Income/(loss) from operations	(12,879)	41,470	24,664	76,169
Interest and other financial expense, net	8,277	7,566	17,888	14,009
Reclassification of actuarial losses from AOCI	2,654	—	5,052	—
Income/(loss) from continuing operations before income tax expense and equity in earnings of affiliated companies	(23,810)	33,904	1,724	62,160
Income tax expense/(benefit)	(5,879)	9,309	1,756	18,748
Equity in earnings of affiliated companies, net of tax	151	153	285	290
Net income/(loss)	$(17,780)	$24,748	$253	$43,702

Weighted-average shares outstanding (in thousands of shares):
Basic	60,487	59,984	60,361	59,752
Diluted	61,263	61,125	61,307	61,119
Earnings/(loss) per share:
Basic	$(0.30)	$0.41	$—	$0.73
Diluted	$(0.29)	$0.40	$—	$0.72

Dividends per share	$—	$0.20	$0.20	$0.40

Consolidated statements of financial position of Orion Engineered Carbons S.A.
as at June 30, 2020 and December 31, 2019 (Unaudited)

(In thousands, except share amounts)				June 30, 2020	December 31, 2019

Current assets
Cash and cash equivalents				$143,374	$63,726
Accounts receivable, net of expected credit losses
of	$6,379	and	$6,632	145,305	212,565
Other current financial assets				9,434	11,347
Inventories, net				135,310	164,799
Income tax receivables				11,710	17,924
Prepaid expenses and other current assets				34,782	37,358
Total current assets				479,914	507,718
Property, plant and equipment, net				556,689	534,054
Operating lease right-of-use assets				28,943	27,532
Goodwill				77,093	77,341
Intangible assets, net				47,081	50,596
Investment in equity method affiliates				4,944	5,232
Deferred income tax assets				54,796	48,720
Other financial assets				715	2,501
Other assets				3,086	3,701
Total non-current assets				773,346	749,676
Total assets				$1,253,260	$1,257,394

Current liabilities
Accounts payable	$90,134	$156,298
Current portion of long term debt and other financial liabilities	136,969	36,410
Current portion of employee benefit plan obligation	905	908
Accrued liabilities	36,122	44,931
Income taxes payable	15,339	14,154
Other current liabilities	35,639	32,509
Total current liabilities	315,108	285,211
Long-term debt, net	625,799	630,261
Employee benefit plan obligation	71,180	71,901
Deferred income tax liabilities	48,772	43,308
Other liabilities	41,583	40,701
Total non-current liabilities	787,333	786,171

Stockholders' equity
Common stock
Authorized: 65,035,579 and 65,035,579 shares with no par value
Issued – 60,992,259 and 60,729,289 shares with no par value
Outstanding – 60,487,117 and 60,224,147 shares	85,323	85,032
Less 505,142 and 505,142 shares of common treasury stock, at cost	(8,515)	(8,515)
Additional paid-in capital	64,128	65,562
Retained earnings	66,504	78,296
Accumulated other comprehensive loss	(56,621)	(34,362)
Total stockholders' equity	150,819	186,013
Total liabilities and stockholders' equity	$1,253,260	$1,257,394

Consolidated Statements of Cash Flows of Orion Engineered Carbons S.A. (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2020	2019	2020	2019

Cash flows from operating activities:
Net income/(loss)	$(17,780)	$24,748	$253	$43,702
Adjustments to reconcile net income/(loss) to net cash provided by/(used in) operating activities:
Depreciation of property, plant and equipment and amortization of intangible assets	21,876	25,404	45,722	49,499
Amortization of debt issuance costs	500	555	1,001	1,090
Share-based incentive compensation	1,199	1,559	60	5,112
Deferred tax (benefit)/provision	(4,634)	839	(6,499)	(2,074)
Foreign currency transactions	(988)	(645)	231	290
Reclassification of actuarial losses from AOCI	2,654	—	5,052	—
Other operating non-cash items	548	3,264	908	4,292
Changes in operating assets and liabilities, net of effects of businesses acquired:
(Increase)/decrease in trade receivables	90,568	(6,550)	59,471	(19,173)
(Increase)/decrease in inventories	36,883	(847)	25,201	7,099
Increase/(decrease) in trade payables	(50,133)	2,996	(45,742)	6,864
Increase/(decrease) in provisions	3,833	5,995	(7,532)	(14,826)
Increase/(decrease) in tax liabilities	(3,392)	(4,084)	8,624	(2,336)
Increase/(decrease) in other assets and liabilities that cannot be allocated to investing or financing activities	4,576	(5,276)	3,865	(5,410)
Net cash provided by operating activities	$85,709	$47,958	$90,615	$74,129
Cash flows from investing activities:
Cash paid for the acquisition of intangible assets and property, plant and equipment	$(38,550)	$(38,370)	$(89,401)	$(60,857)
Net cash used in investing activities	$(38,550)	$(38,370)	$(89,401)	$(60,857)
Cash flows from financing activities:
Payments for debt issue costs	$—	$(1,721)	$—	$(1,721)
Repayments of long-term debt	(2,015)	(2,029)	(4,022)	(4,047)
Cash inflows related to current financial liabilities	41,538	41,605	151,351	78,687
Cash outflows related to current financial liabilities	(52,359)	(36,509)	(52,359)	(59,332)
Dividends paid to shareholders	—	(12,042)	(12,045)	(23,946)
Taxes paid for shares issued under net settlement feature	—	(6,475)	(1,202)	(6,475)
Net cash provided by/(used in) financing activities	$(12,836)	$(17,171)	$81,723	$(16,834)
Increase/(decrease) in cash, cash equivalents and restricted cash	$34,323	$(7,583)	$82,937	$(3,562)
Cash, cash equivalents and restricted cash at the beginning of the period	110,215	65,425	68,231	61,604
Effect of exchange rate changes on cash	1,570	(146)	(5,060)	(346)
Cash, cash equivalents and restricted cash at the end of the period	$146,108	$57,696	$146,108	$57,696
Less restricted cash at the end of the period	2,734	4,537	2,734	4,537
Cash and cash equivalents at the end of the period	$143,374	$53,159	$143,374	$53,159

Cash paid for interest, net	$(5,161)	$(3,142)	$(9,506)	$(9,166)
Cash (paid)/refund for income taxes	$(2,260)	$(9,116)	$(1)	$(17,880)
Supplemental disclosure of non-cash activity:
Liabilities for leasing - current	$(1,441)	$1,782	$(446)	$6,926
Liabilities for leasing - non-current	$446	$(1,632)	$1,688	$23,955